As filed with the Securities and Exchange Commission on September 3, 1999
                                                         Registration No. ______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                          INTERNET COMMERCE CORPORATION
             (Exact name of registrant as specified in its charter)

        Delaware                                            13-3645702
-------------------------------                          ----------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

                                805 Third Avenue
                            New York, New York 10022
                    (Address of Principal Executive Offices)
                                 ---------------
                             1994 STOCK OPTION PLAN
                            (Full title of the plan)

                             Dr. Geoffrey S. Carroll
                                805 Third Avenue
                            New York, New York 10022
                     (Name and address of agent for service)

                                 (212) 271-7640
                     (Telephone number, including area code,
                              of agent for service)

                                   Copies to:
                             Peter S. Kolevzon, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                         Proposed                Proposed
     Title of                                            Maximum                  Maximum               Amount of
 Securities to be            Amount to be             Offering Price             Aggregate             Registration
    Registered              Registered (1)            Per Share (2)           Offering Price               Fee
------------------------------------------------------------------------------------------------------------------------
Class A
Common Stock             1,960,000 shares           $ 11.3125               $ 22,172,500             $6,193.96
========================================================================================================================

(1) This registration statement shall also cover any additional shares of class A common stock which become issuable under the plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of class A common stock.

(2) The proposed maximum offering price per share has been estimated solely to calculate the registration fee under Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the high and low prices for the class A common stock reported on the Nasdaq SmallCap Market on September 1, 1999.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        We hereby incorporate by reference in this registration statement the following documents:

        (a) Our annual report on Form 10-KSB for the year ended July 31, 1998;

        (b) Our quarterly reports on Form 10-QSB for the quarters ended October 31, 1998, January 31, 1999 and April 30, 1999;

        (c) Our quarterly reports on Form 10-QSB/A for the quarters ended October 31, 1998, January 31, 1999 and April 30, 1999;

        (d)     Our proxy statement for the 1998 Annual Meeting of Shareholders;

        (e) Our current report on Form 8-K filed with the SEC on April 20, 1999 and our amendment on Form 8-K/A filed with the SEC on April 28, 1999;

        (f) Our current report on Form 8-K filed with the SEC on July 1, 1999; and

        (g) The description of our class A common stock contained in our Rule 424 prospectus filed with the SEC on June 18, 1997, including any amendments or reports filed for the purpose of updating the description.

        All documents that we subsequently file under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as it may be amended from time to time, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered by this registration statement have been sold or which deregisters all the securities which are then unsold, are incorporated by reference in this registration statement and will be a part of this registration statement from the date of filing of the documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interest of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware, referred to as the DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative, other than action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys' fees, incurred in connection with the defense or settlement of the action, and the statue requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statue provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise. Section 145 thus makes provision for indemnification in terms sufficiently broad to cover officers and directors, under certain circumstances, for liabilities arising under the Securities Act of 1933, as it may be amended from time to time.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

      Article VII of our by-laws and Article Seventh of our Amended and Restated Certificate of Incorporation, as further amended, both provide that we shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, each person that Section 145 grants us power to indemnify. Article VIII of our by-laws and Article Seventh of our Amended and Restated Certificate of Incorporation, as further amended, both provide that no director shall be liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL or (4) a transaction from which the director derived an improper personal benefit, and that it is the intention of the foregoing provisions to eliminate the liability of our directors to ICC or our stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities, other than the payment by ICC of expenses incurred or paid by a director, officer or controlling person of ICC in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by ICC is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

      The following documents are filed as exhibits to this registration statement, including those exhibits incorporated in this registration statement by reference to a prior filing of ICC under the Securities Act or the Exchange Act as indicated in parenthesis:

Exhibit
Number    Description
------    --------------------------------------------

4.1       Amended and Restated Certificate of Incorporation (3)

4.2 Certificate of Amendment to the Amended and Restated Articles of Incorporation (1)

4.3 Certificate of Designations-- series A convertible redeemable preferred stock (3)

4.4       By-laws (4)

4.5       Specimen Certificate for class A common stock (2)

4.6       1994 Stock Option Plan (2)

5 Opinion of Kramer Levin Naftalis & Frankel LLP regarding legality of the shares of class A common stock being registered pursuant to this registration statement

9.1 Voting Trust Agreement between the trustees of the voting trust and various stockholders of ICC (2)

9.2       Amendments to the Voting Trust Agreement (3)

23(ii).1  Consent of Richard A. Eisner & Company, LLP

(1) Incorporated by reference to ICC's annual report on Form 10-KSB for the year ended July 31, 1998.

(2) Incorporated by reference to ICC's registration statement on Form SB-2 (File no. 33-83940).

(3) Incorporated by reference to ICC's registration statement on Form S-3 (File no. 333-80043).

(4) Incorporated by reference to ICC's current report on Form 8-K filed with the SEC on July 1, 1999.

Item 9. Undertakings.

          We hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 3rd day of September, 1999.

                                    INTERNET COMMERCE CORPORATION

                                    By:   /s/ Geoffrey S. Carroll
                                          --------------------------------------
                                          Dr. Geoffrey S. Carroll
                                          President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                   Title                            Date
---------                   -----                            ----

/s/ Geoffrey S. Carroll
-----------------------     President and Chief              September 3, 1999
Dr. Geoffrey S. Carroll     Executive Officer
                            (principal executive officer)

/s/ Walter M. Psztur
----------------------      Chief Financial Officer          September 3, 1999
Walter M. Psztur            (principal financial
                            and accounting officer)

/s/ Richard J. Berman
---------------------       Director                         September 3, 1999
Richard J. Berman


/s/ G. Michael Cassidy
---------------------       Director                         September 3, 1999
G. Michael Cassidy


/s/ Michele Golden
---------------------       Director                         September 3, 1999
Michele Golden


---------------------       Director                         September __, 1999
Charles C. Johnston


/s/ Arthur R. Medici
---------------------       Director                         September 3, 1999
Arthur R. Medici


/s/ James Ortenzio
---------------------       Director                         September 3, 1999
James Ortenzio


---------------------       Director                         September __, 1999
Peter Ruel